INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-38034 of DynCorp on Form S-8 of our report dated October 11, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the revision of the financial statements) appearing in this Annual Report on Form 10-K/A, Amendment No. 2 of DynCorp for the year ended December 27, 2001.



McLean, Virginia
October 31, 2002


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